Exhibit 23.1
CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
We consent to the incorporation by reference in the Registration Statement on Form S-3 (Nos. 333-186019, 333-192258, 333-197413, 333-197901, and 333-206398) and the Registration Statement on Form S-8 (Nos. 333-179207 and 333-206399) of Bonanza Creek Energy, Inc. of our reports dated March 15, 2017, relating to our audits of the consolidated financial statements and internal control over financial reporting of Bonanza Creek Energy, Inc., appearing in the Annual Report on Form 10-K of Bonanza Creek Energy, Inc. for the year ended December 31, 2016.

Our report dated March 15, 2017 contains an explanatory paragraph that states that the Company suffered a significant deterioration in liquidity during 2016, and filed for bankruptcy under Chapter 11 of the Bankruptcy Code on January 4, 2017, which raises substantial doubt about the Company’s ability to continue as a going concern. The financial statements do not include any adjustments that might result from the outcome of this uncertainty.

/s/ Hein & Associates LLP

Denver, Colorado
March 15, 2017